CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 24, 2014, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 36 (included in Van Kampen Unit Trusts, Municipal Series 1089) as of July 31, 2014, and for the period from August 9, 2012 (date of deposit) through July 31, 2013 and for the year ended July 31, 2014 and the financial highlights for the period from August 9, 2012 (date of deposit) through July 31, 2013 and for the year ended July 31, 2014, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-180800) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 24, 2014